CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-183544 of Demand Media, Inc. on Form S-3 and in Registration Statement No. 333-172371 of Demand Media, Inc. on Form S-8 of our report dated May 13, 2013 on the financial statements of Society6, LLC as of December 31, 2012 and 2011 and for the years then ended included in the Form 8-K of Demand Media, Inc. dated September 3, 2013.

/s/ CohnReznick LLP

Los Angeles, California
September 3, 2013